PRESS RELEASE

PARAMOUNT ENERGY TRUST ANNOUNCES INCREASE IN RESERVES AT JANUARY 1, 2003

March 17, 2003. Paramount Energy Trust (“PET”) (TSX -PMT. UN) is pleased to report that an independent reserves evaluation has been prepared by McDaniel & Associates Consultants Ltd. Proved natural gas reserves increased 3.0 bcf and proved plus probable natural gas reserves increased 4.2 bcf from July 1, 2002, the effective date of PET’s acquisition of its northeast Alberta properties, to December 31, 2002. These increases are net of production of 17.2 bcf over the period. Additions and upward revisions of 20.2 Bcf (12.5%) on proven reserves and 21.4 Bcf (10.7%) on proven and probable reserves were realized. Most of the reserve increase relates to upward revisions as virtually no capital was expended during the period. The largest upward revisions occurred at Legend, Corner, North Liege and Quigley, where better than anticipated production performance resulted from successful field operation optimization programs.

At January 1, 2003, 97 percent of PET’s proved reserves are classified as proved producing and 81 percent of the proved plus probable reserves are classified as proved. One hundred percent of the reserves of PET are natural gas. The table below is a summary of the reserve evaluation and reporting attributable to PET’s reserves as at July 1, 2002 and January 1, 2003, based on escalating price assumptions.

	Jan 1, 2003	July 1, 2002	Period	Change
	Gross(1)	Gross(1)
Reserve Calgary	(Bcf)	(Bcf)	(Bcf)	(%)

Proved Developed Producing	158.8	155.5	3.3	2.1
Proved Developed Non-Producing	3.2	2.6	0.7	26.9
Proved Undeveloped	2.3	3.1	(0.8)	(25.8)
Total Proved	164.3	161.3	3.0	1.9
Probable Additional — Unrisked	39.4	38.1	1.3	3.4
Total Proved & Probable — Unrisked	203.6	199.4	4.2	2.1
Probable Additional — Risked(2)	19.7	19.0	0.7	3.7
Established(2)	184.0	180.3	3.7	2.1

(1)	Gross reserves are defined as the aggregate of the working interest and royalty interest reserves before deductions of crown and freehold royalties.

(2)	Includes a 50 percent reduction in the probable reserve volumes to account for risk associated with the probable additional reserves.

Using estimated average daily production of 85 MMcf/d for 2003, the revised reserve estimates lead to a calculated reserve life index of 6.6 years on a proven plus probable basis, up from 6.1 years as calculated on the basis of the July 1, 2002 reserve report.

PET also reports that rightsholders subscribed for 7,328,943 additional Trust Units under the Additional Subscription Privilege of the Rights Offering which closed successfully on March 10. A total of 409,659 Trust Units were available for subscription under the Additional Subscription Privilege. Actual allocations of these available Trust Units were determined in accordance with the formula disclosed in our Prospectus, based on a rightsholder’s pro rata share of units subscribed for under the Initial Subscription Privilege. Generally speaking, subject also to rounding, if a rightsholder subscribed for additional Trust Units, the rightsholder will receive the lesser of the number of additional Trust Units they subscribed for, and 1.8836% of the number of Trust Units they originally subscribed for under the Initial Subscription Privilege. Computershare Trust Company will be issuing refunds in a timely fashion for excess funds that were remitted under the Rights Offering Additional Subscription Privilege.

Paramount Energy Trust is a natural gas-focussed Canadian energy trust. PET’s Trust Units are listed on the Toronto Stock Exchange under the symbol “PMT.UN”.

For further information please visit our website at www.paramountenergy.com or contact:

Paramount Energy Operating Corp.

Susan L. Riddell Rose
President and Chief Operating Officer

Or

Cameron R. Sebastian
Vice-President, Finance and CFO

Or

Gary C. Jackson
Vice-President, Land, Legal and Acquisitions

Telephone: (403) 269-4400
Facsimile: (403) 269-6336
E-mail: info@paramountenergy.com

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.